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                                                                    EXHIBIT 10.4



May 31, 2002

Mr. Ray S. Naeini
6310 Orchid Lane
Dallas, TX  75230

Dear Ray:

         This letter replaces my letter dated May 6, 2002, to incorporate various terms that have been the subject of our subsequent negotiations. This letter confirms the discussion held with you regarding your separation from employment with InterVoice-Brite, Inc. ("IVB"). The terms set forth below constitute IVB's offer and, by your signature, your acceptance of this proposed Separation Agreement (the "Agreement). On behalf of IVB, I want to express my appreciation for your past service and contributions, and wish you success in your future endeavors.

1. Resignation from Employment. You have offered your resignation from IVB's employment to pursue other opportunities, and IVB has accepted your resignation, effective with the close of business on May 6, 2002 (the "Separation Date").

2. Salary and Benefits. In accordance with IVB's existing policies or at its discretion, you have received or will receive the following payments and benefits pursuant to your employment with IVB and your participation in IVB's benefit plans:

         (a) Payment of your regular base salary at the rate established in your FY 2003 Compensation Plan through the Separation Date;

         (b) Payment of accrued and unused vacation leave benefits, if any, as of the Separation Date;

         (c) Present or future payment or other entitlement, in accordance with the terms of the applicable plan or other benefit, of any benefits to which you have vested entitlement under the terms of employee benefit plans established by IVB;

         (d) Payment of any incentive plan bonuses that you have earned through the Separation Date;

         (e) At your discretion, exercise of any stock options you may hold, to the extent such options are exercisable (see Paragraph 4(c) below for provisions relating to the amendment of your stock option agreements subject to your acceptance of this Agreement); and

         (f) Executive Package of career transition services through a qualified service firm selected by IVB; these services are available at your option, and can be initiated by contacting Don Brown at 972-454-8070. In the event you do not wish to utilize these career transition services, you may, alternatively, elect within six months of the date of this Agreement to receive the equivalent value of the services, which is $7,500.00, in cash. A cash payment is subject to lawful deductions. Your election to receive a cash





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         payment must be communicated in writing to Don Brown at the address shown on the letterhead.

The amounts paid in accordance with subparagraphs (a), (b), and (d) of this paragraph are gross amounts, subject to lawful deductions, including any deductions you have previously authorized. The time of payment and method of establishing the amount of any incentives as described in subparagraph (d) will be determined in accordance with IVB's customary practices.

Unless you choose to accept the Special Separation Compensation described in Paragraph 4 below, your regular paid group health insurance benefits will continue only through May 31, 2002. By law, you are entitled at your option to continue your group health insurance coverage for a period of time thereafter at your own expense. Please complete a COBRA election form, which will be furnished to you, and return it to Kathy Hackney in IVB's Human Resources Department at your earliest convenience, in accordance with the terms of the election form, if you wish to continue such insurance coverage. (See Paragraph 4 below for special provisions relating to continuation of your coverage.)

IVB will settle all authorized reimbursable business expenses, if any, based on your submission of appropriate expense reports along with the required receipts and documenting information. Final expense reports for any remaining outstanding reimbursable expenses you have incurred must have been submitted by the close of business on May 31, 2002, except for any charges not billed to you by that time, in which case the expense must be promptly submitted upon your receipt of the billing.

3. Compensation Plan Rescinded. Except as otherwise expressly provided herein, all provisions of your FY 2003 Compensation Plan were rescinded effective with the close of business on May 6, 2002.

4. Special Separation Compensation. Contingent upon your acceptance of the terms of this Agreement and in consideration of your undertakings set forth herein and especially in Paragraphs 7 (Rights to Intellectual Property), 8(a) (General Release of IVB and Related Parties), 9 (Confidentiality, Cooperation Nonprosecution, and Other Commitments), 10 (Agreement Not to Seek Reemployment), and 11 (Agreement Regarding Solicitation of Employees, Customers, and Suppliers) of this Agreement, IVB offers you, in addition to the pay and benefits you will receive pursuant to Paragraph 2 and in lieu of benefits under any other IVB severance pay program, the following Special Separation Compensation:

         (a) Payment of the sum of $264,000.17, equivalent to one year's base salary. This sum is a gross amount, subject to lawful deductions, and will be paid in lump sum within six days after the Effective Date of this Agreement as defined in Paragraph 19.

         (b) Payment through November 30, 2003, for IVB's group health insurance coverage on you and any covered dependents as in effect on the Separation Date, to the same



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         extent as if you had continued as an employee; provided, however, that
         IVB's obligation in this regard shall terminate at such earlier date as you and your family members who are then under IVB's coverage have become eligible and qualified for comparable coverage (including any preexisting condition requirements) under another employer's plan. To receive this coverage, you must make the COBRA election referred to in Paragraph 2 above, and by your agreement hereto you authorize deduction from the payment described in subparagraph (a) of this paragraph for your share, if any, of the premiums.

         (c) Extension of the exercise date for certain stock options. By the execution of this Agreement by you and the undersigned on behalf of IVB, the applicable Nonqualified Stock Option Agreements setting forth the options that were exercisable by you as of the Separation Date (the "Exercisable Options") shall be, and the same hereby are, amended in pertinent part to extend the exercise deadline for such Exercisable Options to and including June 5, 2003. By your signature below, you acknowledge and agree that the Exercisable Options are for 66,666 shares under grant date of August 17, 1999; 16,666 shares under grant date of June 13, 2000; and 16,666 shares under grant date of August 8, 2000.

         (d) Payment to the Cooper Clinic for your medical evaluation, to be conducted within one year after the Separation Date, pursuant to the regular IVB corporate executive health program medical examination guidelines as currently negotiated with Cooper Clinic.

As a separate payment expressly in consideration of your undertakings set forth in Paragraph 12 (Covenant Not to Compete) of this Agreement, IVB offers you the additional amount of $264,000.17. This sum is a gross amount, subject to lawful deductions, and will be paid in three installments as nearly equal as is practicable on the first day of the months of September, October, and November, 2002.

5. Return of Property. You were required, unless otherwise agreed to in writing, to return to IVB, any and all items of its property, including without limitation company vehicles, keys, computers, software, calculators, equipment, credit cards, forms, files, manuals, correspondence, business records, personnel data, lists of employees, salary and benefits information, customer lists and files, lists of suppliers and vendors, price lists, contracts, contract information, marketing plans, brochures, catalogs, training materials, product samples, computer tapes and diskettes or other portable media, computer-readable files and data stored on any hard drive or other installed device, and data processing reports, and any and all other documents or property which you have had possession of or control over during the course of your employment with IVB. By your signature below, you represent that you have complied with this requirement.

6. Use of Confidential and Proprietary Information. Except as authorized by IVB, you must not disclose or deliver to anyone, whether employed by or outside IVB, any confidential information or material. This requirement covers and includes all information concerning




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technical, administrative, management, financial, or marketing activities (such as design, manufacturing, and procurement specifications, procedures, manufacturing processes, information processing, marketing plans and strategies, customer names, and cost and financial data) and physical embodiments of such information (such as drawings, specification sheets, recording media for machine information processing systems, documentation, software, data, contracts, reports, customer lists, manuals, quotations, correspondence, and samples) relating to the business of IVB (including information or material received by IVB or its subsidiaries from others, including IVB's customers) and intended by IVB to be kept in confidence by its recipients. In the context of this Agreement, confidential information is information and knowledge obtained during the course of your employment relationship with IVB and its subsidiaries and which (i) is personal or nonpublic in nature (such as, for example, information relating to an employee's salary or performance) or (ii) would provide a competitive advantage to a third party if such information or knowledge were otherwise known to such third party. You must not remove any materials containing information covered by this paragraph from IVB's premises or make any copies of such materials except for use in IVB's business.

In the event it appears that you will be compelled by law or judicial process to disclose any such confidential information as is referred to above, to avoid potential liability you should notify IVB's Vice President Human Resources in writing immediately upon your receipt of a subpoena or other legal process. By your signature below, you represent that you will comply with these requirements.

7. Rights to Intellectual Property. By your signature below, you hereby (i) assign to IVB all your right, title, and interest in any inventions and ideas, patentable or not, that you have made or conceived, alone or with others, during the period of time in which you have been employed by IVB and any of its subsidiaries, and that relate in any way to the business of IVB or its subsidiaries: (ii) agree, upon IVB's request, to execute specific assignments and take any action necessary to enable IVB to secure patents with respect to any such ideas and inventions as are referred to above; and (iii) acknowledge that all writings produced by you in the course of your work for IVB and any of its subsidiaries, including without limitation software program code and copyrights on any writings, are works produced for hire and are the property of IVB.

8. Mutual Releases.

         (a) General Release of IVB and Related Parties. In consideration of the mutual promises and undertakings herein and the Special Separation Compensation as described in Paragraph 4 above, you and your family members, heirs, successors, and assigns (collectively the "Releasing Parties") hereby release, acquit, and forever waive and discharge any and all claims and demands of whatever kind or character, whether vicarious, derivative, or direct, that you or they, individually, collectively, or otherwise, may have or assert against: (i) IVB; (ii) any direct or indirect subsidiary or other affiliated entity of IVB; or
         (iii) any officer, director, fiduciary, agent, employee, representative, insurer, attorney, or any successors and assigns of the persons or entities just named





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         (collectively the "Released Parties"). This General Release includes but is not limited to any claim or demand based on any federal, state, or local statutory or common law or constitutional provision that applies or is asserted to apply, directly or indirectly, to the formation, continuation, or termination of your employment relationship with IVB. Thus, you and the other Releasing Parties agree to waive to the maximum extent permitted by law any claims or demands against IVB or any of the other Released Parties such as for wrongful discharge; unlawful employment discrimination on the basis of age or any other form of unlawful employment discrimination on the basis of age or any other form of unlawful employment discrimination; retaliation; breach of contract (express or implied); breach of the duty of good faith and fair dealing; violation of the public policy of the United States, the State of Texas, or any other state; intentional or negligent infliction of emotional distress; tortious interference with contract; promissory estoppel; detrimental reliance; defamation of character; duress; negligent misrepresentation; intentional misrepresentation or fraud; invasion of privacy; loss of consortium; assault; battery; conspiracy; bad faith; negligent hiring, retention, or supervision; any intentional or negligent act of personal injury; any alleged act of harassment or intimidation; or any other intentional or negligent tort; or any alleged violation of the Age Discrimination in Employment Act of 1967; Title VII of the Civil Rights Act of 1964, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Employee Retirement Income Security Act of 1974; the Fair Labor Standards Act; the Fair Credit Reporting Act; the Texas Commission on Human Rights Act; and the Texas Wage Payment Statute.

                  This release includes any claims or demands for damages (actual or punitive), back wages, future wages or front pay, commissions, bonuses, severance benefits, medical expenses and the costs of any counseling, reinstatement or priority placement, promotion, vacation leave benefits, past and future medical or other employment benefits (except as to which there is, as of the Separation Date, existing contractual or vested entitlement) including contributions to any employee benefit plans, retirement benefits (except as to which there is, as of the Separation Date, vested entitlement), relocation expenses, compensatory damages, injunctive relief, liquidated damages, penalties, equitable relief, attorney's fees, costs of court, disbursements, interest, and any and all other loss, expense, or detriment of whatever kind or character resulting from, growing out of, connected with, or related in any way to the formation, continuation, or termination of your employment relationship with IVB. This General Release does not apply to any rights or claims that may arise after the date this Agreement is executed. As provided by law, after you have signed this General Release Agreement, you will still have an additional seven days in which to reconsider and revoke your acceptance, if you wish.

         (b) IVB's General Release of You. In consideration of the mutual promises and undertakings herein, IVB, on behalf of itself and its direct and indirect subsidiaries and any other affiliated entities, hereby releases, acquits, and forever waives and discharges




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         any and all claims and demands of whatever kind or character, whether vicarious, derivative, or direct, that it may have or assert against you. This General Release includes but is not limited to any claim or demand for damages, loss, or other expense resulting from, growing out of, connected with, or related in any way to the formation, continuation, or termination of your employment relationship with IVB. This General Release does not apply to any rights or claims that may arise after the date this Agreement is executed.

9.       Confidentiality, Cooperation, Nonprosecution, and Other Commitments.

         (a) Confidentiality. The terms of this Agreement shall be and remain confidential, and shall not be disclosed by you to any party other than your spouse, attorney, and accountant or tax return preparer, if such persons have agreed to keep such information confidential, and except as otherwise may be required by law, regulation, or judicial process. It shall not be a breach of the obligations set forth in this subparagraph for you, your spouse, or your attorneys to state to any person that any differences between you and IVB have been settled or satisfactorily resolved.

         (b) Cooperation. You will cooperate fully and completely with IVB or any of the other Released Parties, at their request, in all pending and future litigation, investigations, arbitrations, and/or other fact-finding or adjudicative proceedings, public or private, involving IVB or any of the other Released Parties. This obligation includes your promptly meeting with counsel for IVB or the other Released Parties at reasonable times upon their request, and providing testimony in court, before an arbitrator or other convening authority, or upon deposition that is truthful, accurate, and complete, according to information known to you. If you appear as a witness in any pending or future litigation, arbitration, or other fact-finding or adjudicative proceeding at the request of IVB or any of the other Released Parties, IVB agrees to reimburse you, upon submission of substantiating documentation, for necessary and reasonable expenses incurred by you as a result of your testifying.

         (c) Nonprosecution. Except as requested by IVB, as permitted by valid law or regulation that supersedes the terms of this Agreement, or as compelled by law or judicial process, you will not assist, cooperate with, or supply information of any kind to any individual or private-party litigant or their agents or attorneys (i) in any proceeding, investigation, or inquiry raising issues under the Age Discrimination in Employment Act of 1967, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Fair Labor Standards Act, the Fair Credit Reporting Act, the Texas Commission on Human Rights Act, the Texas Wage Payment Statute, or any other federal, state, or local law involving the formation, continuation, or termination of your employment relationship, or the employment of other persons, by IVB or any of the other




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         Released Parties, or (ii) in any other litigation against IVB or any of the other Released Parties.

         (d) No Other Actions. Except as permitted by valid law that supersedes the terms of this Agreement, you will not initiate any investigation, inquiry, or any other action of any kind with respect to IVB's facilities, employment practices, or sales or business operations, relating to the termination of your employment as provided for in this Agreement, or to the employment of any other person.

         (e) Nondisparagement: Handling of Inquiries. You will not make to any other parties any statement, oral or written, which directly or indirectly impugns the quality or integrity of IVB's or any of the other Released Parties' business or employment practices, or any other disparaging or derogatory remarks about IVB or any of the other Released Parties, their officers, directors, stockholders, managerial personnel, or other employees; and IVB shall instruct its officers not to make any disparaging or derogatory remarks about you. Nothing herein, however, is intended to or shall act in any manner to prevent you or IVB's officers from presenting testimony under oath, in any legal proceeding, that is truthful and accurate. Except as further provided hereinbelow, any direct inquires to IVB from potential employers will receive IVB's normal response, pursuant to its current established policy, which provides for release solely of the following information: verification of (i) name, (ii) last job title held, and
         (iii) dates of service. If you have authorized IVB to provide other information in specific instances, IVB shall use a single form of response containing such factual information as has been jointly determined and agreed upon by you and IVB.

         (f) Waiver of Recovery. You forever waive any right to monetary recovery from the Released Parties, whether sought directly by you or in the event any administrative agency or other public authority, individual, or group of individuals should pursue any claim on your behalf; and you will not request or accept from the Released Parties, as compensation or damages related to your employment or the termination of your employment by IVB, anything of value that is not provided for in this Agreement.

10. Agreement Not to Seek Reemployment. To prevent any future dispute regarding further employment with IVB, you hereby agree that: (i) you will not ever apply for or otherwise seek employment by IVB or any subsidiary or other Affiliate of IVB at any time in the future, at any location, office, or place of business, and (ii) your forbearance to seek future employment as just stated is purely contractual and is in no way involuntary, discriminatory, or retaliatory.

11. Agreement Regarding Solicitation of Employees, Customers and Suppliers. For a period of one year following the Separation Date, and thereafter to the extent provided by law, you will not directly or indirectly, for your own account or for the benefit of any other person or party:




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         (a) Solicit, induce, entice, or attempt to entice any employee, contractor, or subcontractor of IVB to terminate his or her employment or contract with IVB: or

         (b) Solicit, induce, entice, or attempt to entice any customer or supplier of IVB, including any firms that have been customers or suppliers of IVB within one year preceding the Separation Date, to terminate its business relationship with IVB.

Should you breach this obligation, IVB will be entitled to enforce the provisions of this paragraph by seeking injunctive relief in addition to recovering any monetary damages IVB may sustain as a result of such breach, and if so determined by judgment or decree, you may be required to repay the Special Separation Compensation provided to you by this Agreement.

12.      Covenant Not to Compete.

         (a) You acknowledge (and hereby reaffirm your prior acknowledgement contained in your Employment Agreement dated July 15, 1999) that (i) as a result of your position with IVB you have received specialized and unique training and knowledge concerning IVB, its business, its customers and the industry in which it competes, (ii) IVB's business, in large part, depends upon its exclusive possession and use of the confidential and proprietary information described in Paragraph 6 of this Agreement ("Confidential and Proprietary Information"), (iii) IVB is entitled to protection against your unauthorized disclosure or use of the Confidential and Proprietary Information or the training and knowledge received by you, and (iv) you have received in this Agreement good and valuable consideration for the covenants you are making in this Paragraph 12 and in Paragraph 6, including but not limited to IVB's having provided to you the matters described in subsection (a)(i) of this Paragraph, as well as the separate element of compensation described in Paragraph 4. You and IVB acknowledge and agree that the covenants contained in this Paragraph 12 and in Paragraph 6 are reasonably necessary for the protection of IVB, and are reasonably limited with respect to the activities they prohibit, their duration, their geographical scope and their effects on you and the public. You acknowledge that the purpose and effect of the covenants are to protect IVB from unfair competition by you.

         (b) For a period of 12 months after the Separation Date, you shall not, without the written consent of IVB, own, manage, operate, control, serve as an officer, director, employee, partner or consultant of or be connected in any way with or have any interest in any corporation, partnership, proprietorship, or other entity which carries on business activities in the enhanced telecommunication services (which includes, without limitation, messaging, prepaid, postpaid, and voice portal systems and services), call automation, and/or voice automation industries in any state of the United States or in any foreign country in which IVB has sold or installed its products or systems or now has, or has had at any time during your employment by IVB, definitive plans to sell or install its products; except that you may own up to 1% of the shares of any publicly-owned





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         corporation, provided that none of your other relationships with such corporation violates such covenant.

         (c) You and IVB hereby agree that in the event that the noncompetition covenants contained herein should be held by any court or other constituted legal authority of competent jurisdiction to be effective in any particular area or jurisdiction only if said covenants are modified to limit their duration, geographical area, or scope, then the parties hereto will consider this Paragraph 12 to be amended and modified with respect to that particular area or jurisdiction so as to comply with the order of any such court or other constituted legal authority and, as to all other jurisdictions or political subdivisions thereof, the noncompetition covenants contained herein will remain in full force and effect as originally written. You and IVB further agree that in the event that the noncompetition covenants contained herein should be held by any court or other constituted legal authority of competent jurisdiction to be void or otherwise unenforceable in any particular area or jurisdiction notwithstanding the operation of this Paragraph 12(c), then the parties hereto will consider this Paragraph 12 to be amended and modified so as to eliminate therefrom that particular area or jurisdiction as to which such noncompetition covenants are so held void or otherwise unenforceable; and, as to all other all other areas and jurisdictions covered by the noncompetition covenants, the terms and provisions hereof shall remain in full force and effect as originally written.

         (d) You recognize and acknowledge that IVB would suffer irreparable harm and substantial loss if you violated any of the terms and provisions of this Paragraph 12 or Paragraph 6, and that the actual damages which might be sustained by IVB as the result of any breach of this Paragraph 12 or of Paragraph 6 would be difficult to ascertain. You agree, at the election of IVB and in addition to, and not in lieu of, IVB's right to seek all other remedies, damages, or offsets IVB may have at law or/or equity for such breach, that IVB shall be entitled to an injunction restraining you from breaching any of the terms or provisions of this Paragraph 12 or of Paragraph 6.

13. Nonadmission of Liability or Wrongdoing. This Agreement does not in any manner constitute an admission of liability or wrongdoing on the part of IVB or any of the other Released Parties, but IVB and the other Released Parties expressly deny any such liability or wrongdoing; and, except to the extent necessary to enforce this Agreement, neither this Agreement nor any part of it may be construed, used, or admitted into evidence in any judicial, administrative, or arbitral proceedings as an admission of any kind by IVB or any of the other Released Parties.

14. Authority to Execute, and Indemnification for Claims. You represent and warrant that you have the authority to execute this Agreement on behalf of all the Releasing Parties. You further agree to indemnify fully and hold harmless IVB and any of the other Released Parties from any and all claims brought by the Releasing Parties or derivative of your own, including the





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amount of any such claims IVB or any of the other Released Parties are compelled to pay, and the costs and attorney's fees incurred in defending against all such claims.

15. Governing Law and Interpretation. This Agreement and the rights and duties of the parties under it shall be governed by and construed in accordance with the laws of the State of Texas, without regard for any conflicts of laws provisions. If any provision of this Agreement is held to be unenforceable, such provision shall be considered separate, distinct, and severable from the other remaining provisions of this Agreement, and shall not affect the validity or enforceability of such other remaining provisions; and in all other respects, this Agreement shall remain in full force and effect. If any provision of this Agreement is held to be unenforceable as written but may be made to be enforceable by limitation thereof, then such provision shall be enforceable to the maximum extent permitted by applicable law. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

16. Breach of Agreement. Should you fail to comply with any of your obligations as set forth in this Agreement, IVB will have no obligation to pay you the Special Separation Compensation described above, and under existing law you may be required to repay any portion of the Special Separation Compensation already provided to you under this Agreement; but all other provisions of this Agreement shall remain in full force and effect. You may also be liable under existing law for IVB's damages and its attorney's fees and expenses resulting from your breach of any provision in this Agreement.

17. Expiration of Offer. IVB's offer of the proposed Special Separation Compensation will expire at 5:30 p.m. on May 31, 2002, a period of more than 21 days after you were originally provided with the terms of this offer for your consideration. In this regard, you agree that the changes made to the original offer, whether the same may be considered material or immaterial, do not restart the running of the minimum 21-day period referred to herein and as otherwise required by law. You may accept this offer at any time before expiration by signing this letter in the space provided below, and returning it confidentially to Don Brown, IVB's Vice President Human Resources.

18. Consultation with an Attorney. You have the right and are encouraged by IVB to consult with an attorney of your choosing before executing this Agreement.

19. Effective Date. This Agreement will become effective and enforceable upon the expiration of seven days after your execution and return of this document ("Effective Date"). At any time before the Effective Date of this Agreement, you may revoke your acceptance.

20. Voluntary Agreement. You acknowledge that execution of this Agreement is knowing and voluntary on your part, and that you have had a reasonable time to deliberate regarding its terms.



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21. Consideration. Whether expressly stated herein or not, all obligations that you assume and undertakings that you make by executing this Agreement are understood to be in consideration of the mutual promises and undertakings herein and the Special Separation Compensation offered to you as described in Paragraph 4 above. Further, by executing this Agreement, you acknowledge and agree that neither IVB nor any of the other Released Parties has any legal obligation to provide the Special Separation Compensation to you.

22. Entire Agreement. This Agreement contains and constitutes the entire understanding and agreement between you and IVB as to its subject matter, and may be modified only by a writing of contemporaneous or subsequent date executed by both you and an authorized official of IVB. This Agreement does not supersede the rights and obligations of you and IVB under any nonqualified stock option agreements except as any such agreements are amended in Paragraph 4(c) herein.

If you are in agreement with the foregoing provisions, please execute both copies of this letter in the space provided below. You should return one executed original to the undersigned, and maintain the other executed original in your files. Upon the expiration of seven days after the date of your execution of this Agreement, unless revoked by you within that period, it shall then constitute a valid and binding agreement by and between IVB and you.

                                   Sincerely,

                                   INTERVOICE-BRITE, INC.



                                   By:      /s/ Don Brown
                                      -----------------------------------------
                                            Don Brown
                                            Vice President Human Resources


                                   ACCEPTED AND AGREED TO:


                                            /s/ Ray S. Naeini
                                   --------------------------------------------
                                   Ray S. Naeini


                                   Date Signed:               5-31-02
                                               --------------------------------